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                                                                    EXHIBIT 12.2
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                        PACKAGING CORPORATION OF AMERICA
COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                                    Year Ended December 31,                     Three Months Ended March 31,
                                     ------------------------------------------------------   --------------------------------
                                                                                  Pro Forma                         Pro Forma
                                      1994     1995     1996     1997     1998      1998       1998       1999         1999
                                     -------  -------  -------  -------  -------  ---------   -------  ----------   ----------
Income (loss) before income taxes    127,246  371,229  150,182   46,104  118,968     2,509     33,396    (214,590)    (16,642)
Fixed charges                         38,876   39,931   44,736   35,500   34,846   167,749      8,258       8,151      41,980
                                     -------  -------  -------  -------  -------  ---------   -------  ----------   ----------
  Earnings (loss)                    166,122  411,160  194,918   81,604  153,814   170,258     41,654    (206,439)     25,338
                                     -------  -------  -------  -------  -------  ---------   -------  ----------   ----------
                                     -------  -------  -------  -------  -------  ---------   -------  ----------   ----------
Combined fixed charges and
 PS dividends:
  Interest expense                       740    1,485    5,129    3,739    2,782   159,851        741         221      39,511
  Preferred stock dividends
    (Note 2)                               0        0        0        0        0    20,625          0           0       3,094
  Interest portion of rent expense    38,136   38,446   39,607   31,761   32,064     7,898      7,517       7,930       2,319
                                     -------  -------  -------  -------  -------  ---------   -------  ----------   ----------
  Combined fixed charges and
    preferred stock dividends         38,876   39,931   44,736   35,500   34,846   188,374      8,258       8,151      44,924
                                     -------  -------  -------  -------  -------  ---------   -------  ----------   ----------
                                     -------  -------  -------  -------  -------  ---------   -------  ----------   ----------
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends                             4.27    10.30     4.36     2.30     4.41   Note 1        5.04    Note 1      Note 1
                                     -------  -------  -------  -------  -------  ---------   -------  ----------   ----------
                                     -------  -------  -------  -------  -------  ---------   -------  ----------   ----------
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Note 1:  Due to the net loss, earnings were insufficient to cover fixed charges and preferred stock dividends by $214,590 and $19,586 for the three months ended March 31, 1999, actual and pro forma, respectively.  In addition, for the pro forma year ended December 31, 1998, earnings were insufficient to cover fixed charges and preferred stock dividends by $18,116.

Note 2: Pro forma preferred stock dividends are grossed-up for a 40% tax effect for the year ended December 31, 1998, but not for the three months ended March 31, 1999 because of the net loss.